UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

Volcano Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3661 Valley Centre Drive, Suite 200
San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(800) 228-4728

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2005 Equity Compensation Plan Amendment

On July 29, 2009, the stockholders of Volcano Corporation (the “Company”) approved an amendment and restatement of the Volcano Corporation 2005 Equity Compensation Plan (the “Plan”), which, among other things, (1) increases the shares available for issuance under the Plan by 2,050,000 shares, (2) provides that the Company cannot allow repricing of stock options without express approval of the stockholders, (3) clarifies that a change in control must actually occur in order for change in control benefits to be realized, (4) provides that, commencing July 29, 2009, the number of shares of stock available for issuance under the Plan will be reduced by one share for each share of common stock issued pursuant to an option or a stock appreciation right and one and sixty-three hundredths (1.63) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award, and (5) provides that shares net exercised or retained to cover a participant’s minimum tax withholding obligations will not again become available for issuance under the Plan.

A more detailed summary of the key terms of the amended and restated Plan is set forth in the Company’s definitive proxy statement for its 2009 annual meeting of stockholders, as filed with the Securities and Exchange Commission on June 2, 2009 (the “Proxy Statement”). The foregoing summary is qualified in its entirety by reference to the full text of the amended and restated Plan, which is filed as Exhibit 10.3 herein and incorporated herein by reference.

Short Term Incentive Plan

On July 28, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), approved the Short Term Incentive Plan (the “STI Plan”) to establish the 2009 bonus pool criteria and target bonus levels, including for the Company’s executive officers.

The STI Plan provides that the overall bonus pool would be based on the achievement of financial metrics comprised of the Company’s 2009 revenue and operating income, and other key company-wide operational and financial objectives, which the Company refers to as its “key factors for success” (together the “2009 Objectives”). The STI Plan establishes a 70% weighting on the achievement of the financial metrics and a 30% weighting on the achievement of the key factors for success. The STI Plan establishes a minimum threshold of 80% achievement of 2009 Objectives for payment of cash bonuses under the plan. The STI Plan also provides that individual bonus targets for executive officers will be based on such executive officer’s achievement of company-wide and departmental or functional area goals and objectives, as well as individual performance contributing to the achievement of such goals and objectives. Upon achievement of target goals and objectives, eligible executive officers of the Company would be granted by the Compensation Committee cash bonuses of approximately 20% of their respective annual base salary. The range of bonus payments under the STI Plan for executive officers is between 0% and 40% of such officer’s respective 2009 base salary.

The Compensation Committee retains discretion to increase, reduce or eliminate bonus payments that otherwise would be payable under the STI Plan based on actual performance and other factors determined by the Compensation Committee. Vincent J. Burgess, Michael E. Lussier and John F. Sheridan are the current executive officers eligible to participate in the STI Plan. Bonus payments to R.Scott Huennekens and John T. Dahldorf will continue to be governed by their respective employment agreements with the Company. Jorge J. Quinoy will continue to be eligible to receive sales commission pursuant to his sales commission plan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.3	Volcano Corporation Amended and Restated 2005 Equity Compensation Plan (as originally filed as Appendix A to the Company’s definitive proxy statement for its 2009 annual meeting of stockholders, as filed with the Securities and Exchange Commission on June 2, 2009, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/s/ John T. Dahldorf
John T. Dahldorf Chief Financial Officer

Date: August 3, 2009

Exhibit Index

Exhibit Number	Description
10.3	Volcano Corporation 2005 Equity Compensation Plan (as originally filed as Appendix A to the Company’s definitive proxy statement for its 2009 annual meeting of stockholders, as filed with the Securities and Exchange Commission on June 2, 2009, and incorporated herein by reference).